Exhibit 10.2

Visteon Engineering Services Ltd Visteon European Corporate Office & UK Innovation Centre 1 Springfield Lyons Approach Chelmsford Essex, CM2 5LB United Kingdom Phone: +44 1245 395069 Fax: +44 1245 395657

December 12, 2011

Robert Pallash
Visteon Asia Pacific Inc.
9th Floor, Modern Logistic Building
448 Hongcao Road
Shanghai, 200233, China

Dear Mr. Pallash:

Visteon Engineering Services Ltd (VES Ltd) is pleased to confirm your employment with VES Ltd and your aggregated service since September 17, 2001, when you started with Visteon UK Ltd.

This letter confirms and serves to document our mutual understanding of terms and conditions applicable to your employment with VES Ltd and any temporary overseas assignments as may be required by the company from time to time. It is not intended to increase your current pay or benefits or change any of your existing terms and conditions of employment.

Your current position in VES Ltd is Senior Vice President, Global Customer Group and you report to Don Stebbins, Chairman and CEO, Visteon Corporation. Your duties and responsibilities in VES Ltd include representing the company in the management of customer interaction and playing a lead role in the company’s growth strategy. You also have the accountability for company-wide customer marketing, market research and marketing communications and events.

Compensation

Base Salary: you remain on the VES Ltd payroll and are paid an annual amount of GBP 267,799.92, subject to home country income tax, or hypothetical home country income tax if you take a temporary overseas assignment. Please refer to Visteon Tax Equalization and Hypothetical Tax Policy for additional information.

VES Ltd policies and practices will continue to apply to your salary administration including the merit increase process.

Bonus Plans:

Short Term Incentive: you are eligible for participation in the Annual Incentive Program in effect from time to time with a target annual incentive of 60% of base salary paid in cash.

Long Term Incentive: you are eligible for participation in the Long Term Incentive (LTI) Program with a target opportunity of 150% of base salary at target performance. Your 2011 LTI was delivered as Stock Appreciation Rights (SARs) that will vest 1/3 in 2012, 1/3 in 2013, and 1/3 in 2014.

All incentive awards are governed by the terms of the 2010 Incentive Plan and the terms and conditions of any grants under this plan. The company reserves the right to change the form, terms and opportunities of the Incentive Plan.

All bonus payments will be paid via VES Ltd payroll and will have home country, or hypothetical home country, tax withheld.

Benefits

You remain eligible for the VES Pension Plan, subject to the rules of this plan as well as company contributions to the VES Limited Savings Plan. Your pension through a combination of funded approved and un-funded unapproved plans will be based on your annual base salary. Additionally, the company will contribute the equivalent of 5 percent of annual base salary to a funded unapproved defined contribution plan. VES Pension Plan and VES Stakeholder Plan booklets will be sent to you upon your request.

The VES Pension Plan provides life insurance coverage equivalent to four (4) times your annual base salary or four (4) times the annual government earnings cap for pension calculation purposes, whichever is the lesser amount.

You remain eligible for the supplemental Pension through Generali.

You remain eligible for the company’s Flexible Perks Program.

Allowances

Living Cost Allowance: when you are on a temporary overseas assignment, you will be paid approximately GBP 4312.5 per month, which is based on proportionate stay overseas, to address the differences of cost of goods and services in the host country location relative to your home country.

LCA is based on indices supplied to the company by an external data provider and you will be notified should the amount change.

Hardship Allowance: when you are on a temporary overseas assignment, you will be paid an allowance of approximately GBP 985.0 per month based on guidelines set by an external data provider’s assessment of variations in living conditions between the home and the host locations. The hardship allowance is calculated based on proportionate stay overseas, capped at the appropriate salary range and you will be notified should the amount change.

Automobile Allowance: you will be paid an allowance of GBP 110.0 each month

Automobile Deduction: a GBP 235.0 will be deducted from your pay each month

The Automobile Allowance and Deductions are subject to change based on your choice of vehicle.

All above mentioned allowances and deduction are effective on the same date your temporary overseas assignment starts and will automatically terminate on the date your assignment ends.

Storage of Household Goods

VES Ltd will cover the cost of storage for reasonable and customary normal household goods not shipped for the duration of the overseas assignment in the home country. Storage coverage includes the movement of goods into and out of the storage facility, applicable storage fees and appropriate insurance coverage.

Medical Coverage

You are eligible for participation in the CIGNA and AXA International Medical Plans and the Private Patients Plan coverage for your family members in the UK. Plan details are included in the enrollment information.

Vacation, Working Hours, and Public Holidays

You are entitled to 26 days vacation per annum. Working hours and public holidays will be observed in accordance with local custom and laws.

Repatriation to UK on Completion of Overseas Assignment

If you are taking a temporary overseas assignment, a separate temporary overseas Employment Agreement will cover all repatriation terms.

Overseas Assignment Host Country Tax Liability

Visteon host country legal entity pays all host country individual income tax liability for you as a result of your overseas assignment in the host country.

Post Overseas Assignment Tax Services

Visteon will support the first (1) full year home and host country individual income tax returns following repatriation. The returns will be prepared by Deloitte.

General Terms and Conditions of Employment

Whilst you remain in the category of employment, your terms and conditions will be as described in the Employee Handbook, in addition to any global policies and programs that may apply to you as an officer of the Visteon Corporation group, as may be in effect from time to time.

Please return one signed and dated original copy of this letter signifying your acceptance of our offer and its terms.

Very truly yours,

/s/ Kate Holland

Acceptance of this Employment Letter

I accept the employment terms and conditions contained in this letter.

Signed:      /s/ R. C. Pallash             Dates:         12-12-2011

Print Name:   R. C. Pallash